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                                  EXHIBIT 99.2

                     PRESS RELEASE, DATED FEBRUARY 26, 1997

A. H. BELO CORPORATION                                            News Release

FOR IMMEDIATE RELEASE                                    Contact:  Harold Gaar
Wednesday, February 26, 1997                                      214/977-7650
11:30 A.M. CST



                           BELO ANNOUNCES RESULTS OF
                         MERGER CONSIDERATION ELECTION

         DALLAS -- A. H. Belo Corporation announced today that Belo Series A Common Stock to be issued as consideration in Belo's acquisition by merger of The Providence Journal Company was oversubscribed.

         As a result, Providence Journal shareholders who elected the mixed consideration will receive $12.33 in cash and .5333 shares of Belo Series A Common Stock for each share of Providence Journal Common Stock. Shareholders electing all cash and shareholders who did not make an election will receive cash in the amount of $32.14 per share of Providence Journal stock. Shareholders electing all stock will receive .6024 shares of Belo Series A Common Stock and $9.76 in cash for each share of Providence Journal stock.

         The transaction is expected to close as soon as possible, when all conditions to closing, including the approval of the Federal Communications Commission, are met.